 Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – September 27, 2018 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 25, 2018.

Fiscal 2018 Third Quarter Highlights

(Dollars in millions)

	Sales				Operating Income
	3rd Qtr		Dollar	%	3rd Qtr	% of	3rd Qtr	% of
	2018	2017	Change	Change	2018	Sales	2017	Sales
Consolidated *	$113.0	$114.3	$(1.3)	-1.1%	$4.3	3.8%	$7.3	6.4%

Wholesale	$63.8	$61.8	$2.1	3.4%	$3.3	5.2%	$4.5	7.2%

Total Retail	$65.4	$67.4	$(2.0)	-2.9%	$0.9	1.3%	$1.4	2.0%

55 Comparable Stores	$59.4	$60.4	$(1.0)	-1.7%	$2.2	3.6%	$1.2	2.0%

Logistical Services	$23.5	$24.9	$(1.4)	-5.6%	$0.1	0.6%	$1.2	4.7%

* Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

Net income for the quarter was $2.9 million or $0.28 per diluted share as compared to net income of $4.6 million or $0.43 per diluted share for the prior year quarter. Included in the consolidated operating and net income for the prior year quarter was a $1.2 million gain on the sale of the Las Vegas store building. Excluding the effects of this gain, operating income would have been $6.1 million or 5.3% of sales and net income would have been $3.9 million or $0.36 per diluted share for the prior year quarter, respectively.

“We forged ahead in the third quarter with the many growth and business enhancement initiatives that we have described in recent communications,” commented Rob Spilman, Chairman and CEO. “While we seek to improve upon the 1.1% revenue decline and resulting drop in operating income that were posted in the period, we are focused on the advancement of our strategy as we seek to build on the success of the past several years. The executional elements of our improvement strategy - our customer service model, product line extension, digital marketing, logistics, and store network expansion - are being driven in concert with the ultimate goal of attracting and retaining more Bassett customers through our vertically integrated model as time goes on. Backed by our highly recognized brand, solid balance sheet, and industry leading speed-to-market capabilities, our blueprint for the future will benefit not only our store network but also the furniture retail channels that we serve in the open market. During the quarter, we generated over $11 million of cash flow from operations while purchasing approximately $2 million of our common stock. Finally, in support of these efforts, our Board of Directors increased our quarterly dividend by 13.6% in July.”

Wholesale Segment

Net sales for the wholesale segment were $63.8 million for the third quarter of 2018 as compared to $61.8 million for the third quarter of 2017, an increase of $2.1 million or 3.4%. This increase was driven by $3.2 million in sales from Lane Venture, acquired during the first quarter of 2018, partially offset by a 2.7% decrease in furniture shipments to the Bassett Home Furnishings network and a 0.2% decrease in furniture shipments to the open market (outside the Bassett Home Furnishings network), as compared to the prior year period. Gross margins for the wholesale segment were 33.3% for the third quarter of 2018 as compared to 33.6% for the prior year quarter. This decrease was primarily driven by the addition of comparatively lower margins in the Lane Venture operation as both Upholstery and Wood margins were slightly higher year over year. Wholesale SG&A for the third quarter of 2018 was $18.0 million as compared to $16.3 million for the prior year period. SG&A as a percentage of sales increased to 28.2% as compared to 26.4% for the third quarter of 2017. This increase in SG&A as a percentage of sales was primarily driven by planned higher digital marketing and other brand development costs. Operating income was $3.3 million or 5.2% of sales as compared to $4.5 million or 7.2% of sales in the prior year.

“Wholesale shipments of Bassett branded products declined by 2% in the quarter,” continued Spilman. “There are several interesting subplots that make up the story of the wholesale quarter. Bassett Casegoods shipments continue to rebound as recent introductions resonate with retail customers. Sales of these imported wood products grew by 4.7% in the period. Bassett Custom Wood declined modestly compared to last year’s 23% growth rate of these domestically produced products. On the upholstery front, shipments of domestically made Bassett Custom Upholstery declined by 1.7% versus the record third quarter of 2017. Nevertheless, we are very encouraged by dealer reaction to the revamp of our signature Bassett Custom Upholstery program and look forward to introducing this product to our stores and independent customers later this fall. Representing some 25% of total domestic upholstery shipments, this introduction has been a major product development undertaking. We continue to invest and experiment with various elements of our website and mobile digital marketing tactics. Some of this work is foundational data collection that will provide us with the tracking metrics that will form the cornerstone of our ability to digitally track the consumer’s journey through the Bassett experience. Once again, we will invest in these capabilities until they have been fully developed over the next few quarters. With the addition of the Lane Venture volume, overall wholesale shipments grew by 3.4%. Encouragingly, our wholesale backlog (excluding Lane Venture) at quarter’s end was 16% greater than last year.”

“September 24, 2018 marked the first day of the new 10% tariff on goods imported from China with the threat of them increasing to 25% on January 1, 2019,” added Spilman. “Included in the over 5,700 items specified by the Trump Administration is all furniture and furniture components manufactured in China. We strongly oppose the concept of these tariffs and have worked closely with our representation in Washington lobbying against it. Fortunately, over 70% of what we sell is manufactured here in the United States with components that primarily are either made domestically or sourced from countries not subject to the new tariffs, with certain fabrics and leathers being an exception. In addition, we have transformed much of our supply chain for internationally-sourced finished goods over the last few years so that most of those goods will not be subject to the new tariffs. We have developed a plan to mitigate the cost increases, which includes instituting what we hope will be a temporary price increase on certain products.”

Retail Segment

Net sales for the 64 Company-owned Bassett Home Furnishings stores were $65.4 million for the third quarter of 2018 as compared to $67.4 million for the third quarter of 2017, a decrease of $2.0 million or 2.9%. The overall decrease was due to a 1.7% decrease in comparable store sales along with a $1.0 million decrease in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 0.2% for the third quarter of 2018 as compared to the third quarter of 2017.

The consolidated retail operating income for the third quarter of 2018 was $0.9 million as compared to $1.4 million for the third quarter of 2017, a decrease of $0.5 million. The 55 comparable stores generated operating income of $2.2 million for the quarter, or 3.6% of sales, as compared to $1.2 million, or 2.0% of sales, for the prior year quarter. Gross margins for comparable stores were 52.2% for the third quarter of 2018 as compared to 51.9% for the third quarter of 2017.  This increase was primarily due to improved pricing strategies and product mix. SG&A expenses for comparable stores decreased $1.3 million to $28.8 million or 48.5% of sales as compared to $30.2 million or 49.9% of sales for the third quarter of 2017 primarily due to lower advertising and employee benefit costs, and $0.5 million in prior year expenses associated with settling employment claims.

Non-comparable stores generated sales of $6.0 million with an operating loss of $1.3 million as compared to sales of $7.0 million and operating income of $0.1 million in the prior year quarter. As part of the $1.3 million loss for the third quarter of 2018, the Company incurred $0.5 million in new store pre-opening costs, an increase of $0.2 million over the prior year. In addition, the Company incurred $0.1 million of post opening startup losses compared to $0.1 million in the third quarter of 2017. Also, the prior year period included a $1.2 million gain on the sale of the Las Vegas store building. As previously stated, the Company’s retail expansion is initially costly. However, the Company believes that site selection and new store presentation will generally result in locations that operate at or above a break-even level within a reasonable period of time following store opening.

“Written business in our corporate stores improved as the quarter progressed,” said Spilman. “Written comparable store sales improved by a modest 0.2% but delivered comparable sales declined by 1.7%. No new corporate stores were opened in the period although we did debut a new licensed location in Daly City, California, our fifth store in the San Francisco Bay area. We are about to embark upon a robust new store opening timeline in which we will open six new stores and relocate two others over the next three quarters. Three of the new stores will be in Florida as we enter the Miami, Naples/Ft. Myers, and Sarasota markets. We have three existing stores in Florida and we plan to fill in the state over the next few years. Our footprint from Atlanta to New York performs exceptionally well and we hope to bolt on 10-12 additional (including the aforementioned three) locations to the south to complement our strength on the eastern seaboard. We are also excited about the prospects for our first Generation 3 store which opened in Frisco, Texas on September 12th. Although only open for a short time, we are particularly encouraged with the level of customer traffic and the pace of written sales. With an expanded design center, a new fixturing package and our newest technology, we seek to offer our consumers a tactile experience that builds on their initial interface with the Bassett brand on our website. As time goes on, we plan to incorporate the fundamentals of the new prototype across a large portion of the existing network.”

Logistical Services Segment

Revenue for Zenith was $23.5 million for the third quarter of 2018 as compared to $24.9 million for 2017, a decrease of $1.4 million or 5.6%. This decrease was primarily due to decreased revenues in both the middle and final mile operations. The middle mile decrease was due to freight reductions from one significant customer. Final mile revenues began to decline during the quarter as Zenith began the process of discontinuing the final mile service in preparation for transitioning the assets and many of the employees used in that service to the Bassett corporate retail operation, where they will be used solely for the delivery of goods to Bassett retail customers. This will result in reducing total revenue for the Logistical Services segment by approximately 20% when the transition is complete. As the majority of those revenues have been from Bassett corporate retail stores and have historically been eliminated in Bassett’s consolidated income statement, the ultimate effect is expected to be a reduction of consolidated revenues by less than 1%. Zenith’s operating expenses were $23.4 million or 99.4% of sales as compared to $23.8 million or 95.3% of sales for the prior year period. This increase in expenses as a percent of sales was primarily due to increases in fuel costs coupled with reduced leverage of fixed costs.

“The labor shortage in the over-the-road transportation business, the loss of volume from a major customer, and the decision to transfer the home delivery services into the Bassett corporate retail division’s hands made for a tough quarter at Zenith,” commented Spilman. “Despite the results, Zenith remains a fundamental piece of our model and we believe that the current challenges can be overcome. At its core, Zenith’s ability to efficiently move furniture over the road remains best of class and in high demand. The loss of volume from one customer was responsible for 176% of Zenith’s revenue decline in the period. The freight line remains profitable despite higher fuel costs. This part of the business is being constrained by a lack of drivers in the marketplace but we are having some early success in using our regional warehouse assets to do more short hauls to customers in zones that will allow those drivers to spend the night at home. Our warehousing business is also profitable and in demand as we grew revenue by 4.7% this quarter. Our decision to cede the home delivery business to Bassett retail was based on the 80% of total home delivery revenue that Bassett represented and the incompatibility of the white glove service demanded by Bassett consumers and the separate demands of the pure play e-commerce customers that we were servicing. In essence, for the most part, Zenith home delivery personnel will become employees of Bassett retail and continue to do what they have been doing. This will allow Zenith to focus on their core competencies with a reduced overhead burden. In the end, the long haul freight excellence of Zenith coupled with its regional warehousing platform makes the business essential to Bassett’s service proposition and attractive to our other customers, especially in the unprecedented tight labor market in which we operate today.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2018, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 25, 2018		August 26, 2017		August 25, 2018		August 26, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$99,807		$100,152		$298,605		$294,144
Logistics	13,149		14,109		41,603		40,134
Total sales revenue	112,956	100.0%	114,261	100.0%	340,208	100.0%	334,278	100.0%

Cost of furniture and accessories sold	44,821	39.7%	45,320	39.7%	133,750	39.3%	132,199	39.5%

Selling, general and administrative expenses excluding new store pre-opening costs	63,279	56.0%	61,373	53.7%	192,986	56.7%	180,972	54.1%
New store pre-opening costs	532	0.5%	308	0.3%	1,435	0.4%	1,583	0.5%
Income from operations	4,324	3.8%	7,260	6.4%	12,037	3.5%	19,524	5.8%

Gain on sale of investments	-	0.0%	-	0.0%	-	0.0%	3,267	1.0%
Impairment of investment real estate	-	0.0%	-	0.0%	-	0.0%	(1,084)	-0.3%
Other loss, net	(492)	-0.4%	(583)	-0.5%	(1,352)	-0.4%	(1,944)	-0.6%
Income before income taxes	3,832	3.4%	6,677	5.8%	10,685	3.1%	19,763	5.9%

Income tax provision	887	0.8%	2,098	1.8%	4,364	1.3%	6,431	1.9%
Net income	$2,945	2.6%	$4,579	4.0%	$6,321	1.9%	$13,332	4.0%

Basic earnings per share	$0.28		$0.43		$0.59		$1.25

Diluted earnings per share	$0.28		$0.43		$0.59		$1.24

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 25, 2018	November 25, 2017
Assets
Current assets
Cash and cash equivalents	$25,763	$53,949
Short-term investments	22,643	23,125
Accounts receivable, net	19,485	19,640
Inventories, net	63,726	54,476
Other current assets	8,724	8,192
Total current assets	140,341	159,382

Property and equipment, net	103,205	103,244

Other long-term assets
Deferred income taxes, net	5,773	8,393
Goodwill and other intangible assets	28,541	17,351
Other	6,624	5,378
Total long-term assets	40,938	31,122
Total assets	$284,484	$293,748

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$24,219	$21,760
Accrued compensation and benefits	13,434	14,670
Customer deposits	21,168	27,107
Dividends payable	-	3,759
Current portion of long-term debt	436	3,405
Other accrued liabilities	13,031	12,655
Total current liabilities	72,288	83,356

Long-term liabilities
Post employment benefit obligations	13,677	13,326
Long-term debt	-	329
Other long-term liabilities	6,564	5,277
Total long-term liabilities	20,241	18,932

Stockholders’ equity
Common stock	53,326	53,690
Retained earnings	141,505	139,378
Additional paid-in-capital	-	962
Accumulated other comprehensive loss	(2,876)	(2,570)
Total stockholders' equity	191,955	191,460
Total liabilities and stockholders’ equity	$284,484	$293,748

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Nine Months Ended
	August 25, 2018	August 26, 2017
Operating activities:
Net income	$6,321	$13,282
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,920	10,060
Provision for asset impairment charge	-	1,084
Gain on sale of property and equipment	(130)	(1,278)
Gain on sale of investments	-	(3,267)
Tenant improvement allowances received from lessors	2,220	1,165
Deferred income taxes	2,620	195
Other, net	490	516
Changes in operating assets and liabilities
Accounts receivable	1,183	(1,018)
Inventories	(5,349)	(4,190)
Other current and long-term assets	(496)	1,919
Customer deposits	(5,939)	(4,424)
Accounts payable and accrued liabilities	196	654
Net cash provided by operating activities	11,036	14,698

Investing activities:
Purchases of property and equipment	(12,632)	(10,817)
Proceeds from sale of retail real estate and property and equipment	2,488	4,474
Cash paid for business acquisition	(15,556)	-
Proceeds from maturities and sales of investments	482	3,592
Acquisition of retail licensee store	-	(655)
Other	-	223
Net cash used in investing activities	(25,218)	(3,183)

Financing activities:
Cash dividends	(7,462)	(6,544)
Proceeds from the exercise of stock options	27	310
Other issuance of common stock	264	83
Repurchases of common stock	(2,848)	(83)
Taxes paid related to net share settlement of equity awards	(674)	(641)
Repayments of notes payable	(3,311)	(3,287)
Net cash used in financing activities	(14,004)	(10,162)
Change in cash and cash equivalents	(28,186)	1,353
Cash and cash equivalents - beginning of period	53,949	35,144
Cash and cash equivalents - end of period	$25,763	$36,497

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Nine Months Ended
	August 25, 2018	August 26, 2017	August 25, 2018	August 26, 2017
Net Sales
Wholesale	$63,847	$61,757	$190,735	$186,025
Retail - Company-owned stores	65,430	67,402	198,773	196,139
Logistical services	23,536	24,925	73,714	71,885
Inter-company eliminations:
Furniture and accessories	(29,470)	(29,007)	(90,903)	(88,020)
Logistical services	(10,387)	(10,816)	(32,111)	(31,751)
Consolidated	$112,956	$114,261	$340,208	$334,278

Operating Income
Wholesale	$3,298	$4,466	$9,401	$15,142
Retail	858	1,353	971	1,377
Logistical services	139	1,164	758	1,736
Inter-company elimination	29	277	907	1,269
Consolidated	$4,324	$7,260	$12,037	$19,524

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 25,				August 25,
	2017	Opened*	Closed*	Transfers	2018

Company-owned stores	60	4	-	-	64
Licensee-owned stores	30	2	-	-	32

Total	90	6	-	-	96

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited
(In thousands)

	55 Comparable Stores				53 Comparable Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 25, 2018		August 26, 2017		August 25, 2018		August 26, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$59,435	100.0%	$60,446	100.0%	$175,730	100.0%	$176,236	100.0%

Cost of sales	28,424	47.8%	29,073	48.1%	85,104	48.4%	86,834	49.3%

Gross profit	31,011	52.2%	31,373	51.9%	90,626	51.6%	89,402	50.7%

Selling, general and administrative expense*	28,848	48.5%	30,166	49.9%	85,030	48.4%	85,438	48.5%

Income from operations	$2,163	3.6%	$1,207	2.0%	$5,596	3.2%	$3,964	2.2%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 25, 2018		August 26, 2017		August 25, 2018		August 26, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$5,995	100.0%	$6,956	100.0%	$23,043	100.0%	$19,903	100.0%

Cost of sales	2,926	48.8%	4,024	57.8%	11,169	48.5%	10,794	54.2%

Gross profit	3,069	51.2%	2,932	42.2%	11,874	51.5%	9,109	45.8%

Selling, general and administrative expense	3,842	64.1%	2,478	35.6%	15,064	65.4%	10,113	50.8%
Pre-opening store costs**	532	8.9%	308	4.4%	1,435	6.2%	1,583	8.0%

Income (loss) from operations	$(1,305)	-21.8%	$146	2.1%	$(4,625)	-20.1%	$(2,587)	-13.0%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.